Exhibit 3.76

ASSET HOLDINGS III, L.P.

First Amended and Restated

Agreement of Limited Partnership

Dated as of March 31, 2000

Organized Under the Ohio Revised

Uniform Limited Partnership Act

General Partner:	Realty Facility Holdings I, L.L.C.,
an Ohio limited liability company

Limited Partner:	Realty Facility Investments, L.L.C.,
an Ohio limited liability company

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ARTICLE V

	LIMITED PARTNERS; RIGHTS OF AND LIMITATIONS ON LIMITED PARTNERS
§5.1	Limited Partners	18
§5.2	Additional Limited Partners	18
§5.3	Voting	18
§5.4	Limitations on Limited Partners	18

ARTICLE VI

	TRANSFER OF PARTNERSHIP INTERESTS
§6.1	Withdrawal	18
§6.2	Transfers	19
§6.3	Assignments and Pledges	19
§6.4	Admission of Transferee as Substituted Limited Partners	19
§6.5	Allocations and Distributions with Respect to Transferred Partnership Interests	19
§6.6	Death or Bankruptcy of Partner	19

ARTICLE VII

	TERMINATION DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP
§7.1	Events of Dissolution	20
§7.2	Effect of Events of Dissolution	20
§7.3	Liquidation	20
§7.4	Election of Liquidating Trustee	21
§7.5	Return of Contribution Nonrecourse to Other Partners	21
§7.6	Restriction on Dissolution	21

ARTICLE VIII

	MISCELLANEOUS PROVISIONS
§8.1	Notices	22
§8.2	Waiver of Notice	22
§8.3	Lists of Partners	22
§8.4	Application of Ohio Law	22
§8.5	Waiver of Action for Partition	22
§8.6	Amendments	22
§8.7	Execution of Additional Instruments	22
§8.8	Construction	22
§8.9	Headings	23
§8.10	Waivers	23
§8.11	Rights and Remedies Cumulative	23

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§8.12	Severability	23
§8.13	Heirs, Successors and Assigns	23

Signature Page

Schedule A

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Asset Holdings III, L.P.

(an Ohio Limited Partnership)

First Amended and Restated

Agreement of Limited Partnership

This First Amended and Restated Agreement of Limited Partnership (the “Agreement”) dated as of March 31, 2000, evidences the mutual agreement of the parties hereinafter named (collectively, the “Partners”) in consideration of their contributions and promises each to the others, for the purpose of amending and restating in its entirety the Limited Partnership Agreement of Asset Holdings III, L.P. (the “Partnership”) dated as of November 18, 1994, and all amendments and supplements thereto, entered into in connection with the formation of this limited partnership pursuant to the Ohio Revised Uniform Limited Partnership Act, Chapter 1782 of the Ohio Revised Code, as the same may be amended from time to time (the “Act”).

ARTICLE I

ORGANIZATIONAL MATTERS; DEFINITIONS

§1.1 Name: Continuation of Partnership. The name of the Partnership is “Asset Holdings III, L.P.” The General Partner may change the name of the Partnership at any time and from time to time and may also operate the business at the same time under one or more fictitious names. The Partnership was formed as of November 18, 1994 by the filing of the Partnership’s certificate of limited partnership with the office of the Secretary of State Of Ohio on November 18, 1994. The Partnership’s original limited partnership agreement was entered into by the original general partner and the original limited partner as of November 18, 1994. The Partners desire to and do hereby amend and restate the original limited partnership agreement in its entirety upon the terms and conditions set forth in this Partnership Agreement.

§1.2 Effective Date; Term. This Agreement shall become effective on the date that an Amended and Restated Certificate of Limited Partnership required by § 1782.08 of the Act (“Certificate”) shall have been filed in the office of the secretary of state of Ohio, or on any later date specified in the Certificate, and shall continue until terminated pursuant to the provisions of this Agreement.

§1.3 Office; Place of Business: Agent. The location of the principal office of the Partnership referred to in § 1782.05(A) of the Act (“Office”) shall be as indicated on Schedule A attached hereto, which Office may but need not be located in Ohio. The General Partner may change the location of the Office, establish additional offices or places of business of the Partnership or enter into such contracts or hire such agents in such other locations, inside and outside of the State of Ohio, as it deems necessary or desirable in the conduct of the business of the Partnership. The agent of the Partnership for service of process, required by § 1782.04 of the Act, shall be as indicated on Schedule A.

§1.4 Purpose. The general purpose of the Partnership shall be:

(a) to qualify to do business under the laws of the Commonwealth of Massachusetts, the States North Carolina and Tennessee, and any additional state in which any part of the Leased Property may at any time be located.

(b) to hold fee simple title in the Leased Property by the Partnership in accordance with the provisions of the Participation Agreement and lease the Leased Property to ADESA Corporation, an Indiana corporation (“ADESA”) pursuant to the Lease (as defined in the Participation Agreement);

(c) to (i) borrow up to $28,373,000 in the form of the loan evidenced by the Borrower Promissory Note, from Cornerstone Funding Corporation I, a Delaware corporation as Issuer, representing the proceeds of the 528,373,000 aggregate principal amount of the Issuer’s Floating Rate Notes, Series 2000A (the “Notes”), secured by the Letter of Credit; (ii) use the proceeds of such loan to retire and refinance its existing indebtedness and pay Property Costs; (iii) terminate existing leases of the Leased Property with subsidiaries of ADESA; (iv) execute and deliver the Lease; (v) in order to induce SunTrust Bank, a Georgia banking corporation with offices in Atlanta, Georgia and Indianapolis, Indiana, as Credit Bank, to issue the Letter of Credit, enter into and perform its obligations with and to the Credit Bank under the Reimbursement Agreement; (vi) execute, deliver and perform its obligations under the Participation Agreement and the other Operative Documents (as defined in the Participation Agreement) to which it is a party and enter into and perform the transactions contemplated thereby; (vii) admit the General Partner and the Limited Partner as partners to the Partnership and redeem the partnership interests of the former general partner and the former limited partner, and (viii) disburse the proceeds of the Limited Partners Capital Contribution in the sum of 5877,515.46 to pay the total redemption price of $795,000 as necessary to redeem the partnership interests of the former general partner and the former limited partner, and to apply the balance of such funds to pay a portion of the Property Costs (as defined in the Participation Agreement) pursuant to the terms of Section 2.2(d) of the Participation, Agreement;

(d) to invest or reinvest any funds of the Partnership, including but not limited to those resulting from a sale or other disposal of the Partnership’s properties or assets, in a manner consistent with the provisions of this Agreement;

(e) to engage in any other activities incidental or related thereto; and

(f) to engage in any other activities approved in writing by ADESA and, so long as the Letter of Credit is outstanding and the Letter of Credit Liabilities under the Reimbursement Agreement remain unsatisfied, the Credit Bank, in which a limited partnership may lawfully engage under the Act.

§1.5 General Powers. Except as restricted by the Certificate and this Agreement, the company shall have and may exercise all powers and rights that a limited liability company may exercise legally pursuant to the Act,

§1.6 Definitions. The capitalized terms used in this Agreement shall have the meaning as defined or referenced below. Defined terms used only in one section of this Agreement may not be listed below.

“Act” is defined in the preamble.

“ADESA” is defined in § 1.4(b).

“Adjusted Capital Account Balance” is defined in §3.6(a)(ii).

“Adjusted LIBOR Rate” means the rate per annum equal to the quotient obtained by dividing the LIBOR Rate by the percentage obtained by subtracting from 100% the applicable LIBOR Reserve Percentage on the date of calculation.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owing or controlling 10% or more of the outstanding voting securities of such Person; (iii) any officer, director, member, manager or general partner of such Person; or (iv) any Person who is an officer, director, member, manager, general partner, trustee or holder of 10% or more of the voting securities of any Person described in clauses (i) through (iii).

“Agreement” is defined in the preamble.

“Base Rate” means (i) the per annum rate of interest published or announced from time to time by the Credit Bank as its base or prime rate, which rate may not necessarily represent the lowest or best rate actually charged to any customer, plus (ii) % per annum. Any rate of interest hereunder which is calculated using the Base Rate shall change automatically and immediately as and when the Base Rate shall change without notice to the Partnership or the Partners, and any notice of such change in the Base Rate to which the Partnership or the Partners may otherwise be entitled is hereby waived, and any such change shall not alter any of the terms and conditions of the Equity Note.

“Borrower Promissory Note” means the Borrower Promissory Note in the principal sum of $28,373,000 executed and delivered by the Partnership to the Issuer to evidence the loan of the proceeds of the sale of the Notes.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in the States of Ohio or Georgia; provided, however, that the term “Business Day” shall also exclude any day on which commercial banks are not open for international business (including dealings in U.S. dollar deposits) in the London interbank market.

“Capital Account” means the account established and maintained for each Partner pursuant to §3.3 of this Agreement.

“Capital Contribution” means any contribution to the capital of the Partnership by a Farmer pursuant to §§2.1, 2.2 and 2.3 of this Agreement.

“Carrying Value” is defined in §3.6.

“Closing Date” means April 3, 2000.

“Code” is defined in §4.4.

“Contribution” means, at any time, the aggregate sum of $1,240,000 advanced by the Lessor from its own funds for the payment of Property Costs pursuant to Section 2.2 (d) of the Participation Agreement, less any portion of the principal amount thereof indefeasibly repaid to the Partnership pursuant to the Operative Documents as of the time of determination.

“Contribution LIBOR Rate” means, for each Interest Period, the per annum rate equal to the sum of the Adjusted LIBOR Rate for such Interest Period plus 1.50% per annum.

“Contribution Return” means, as of any date of calculation, a pre-tax cumulative return on the balance of the Limited Partner’s Contribution Account outstanding from time to time, computed at a per annum rate equal to (a) during any period when any principal portion of the Equity Note is outstanding as a LIBOR Rate Loan, the Contribution LIBOR Rate; (b) during any period when either (i) 100% of the principal balance of the Equity Note is a Base Rate Loan, or (ii) the Base Rate applies to the Equity Note as a result of any circumstance described in Section 6 of the Equity Note, the Base Rate; or (c) during any period when an Event of Default shall have occurred and remain uncured, the Overdue Rate; provided, however, that in none of the foregoing cases shall the applicable foregoing rate exceed the highest interest rate applicable to the Equity Note permitted by law; and provided further that any amounts of Contribution Return not distributed in accordance with §3.5 hereof shall bear interest at the Overdue Rate.

“Credit Bank” means SunTrust Bank, Atlanta, a banking corporation organized and existing under the laws of the State of Georgia.

“Equity Note” means the Promissory Note dated of even date herewith in the original principal amount of $877,515.46 made by the Limited Partner to the order of the Credit Bank.

“Funding Requisition” is defined in the Participation Agreement.

“General Partner” means the Person specified as the General Partner in Schedule A.

“Interest Payment Date” means the first Business Day of each month; with the first Interest Payment Date being the day that is the first Business Day of the month next following the month of the Closing Date.

“Interest Period” means the one month period commencing on the Closing Date and ending on the first Interest Payment Date; and thereafter with respect to the continuation thereof, each succeeding one-month period commencing on the last day of the immediately preceding Interest Period and ending on the corresponding day of the next succeeding month; provided, however, that there shall not be more than one Interest Period applicable hereunder at any one time.

“Issuer” means Cornerstone Funding Corporation I, a Delaware corporation.

“Loan” means the proceeds of the sale of the Issuer’s. $40,000,000 aggregate principal amount of Floating Rate Notes, Series 2000A, to be evidenced by the Borrower Promissory Note.

“Leased Property” is defined in the Participation Agreement.

“Lessee” is defined in § 1.4(b).

“LIBOR Rate” means, for any Interest Period to which the Applicable LIBOR Rate applies, an interest rate per annum equal to the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 for a period of time equal to each Interest Period as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of the Equity Note as shown on the display designated as “British Bankers Assoc. Interest Settlement Rates” on the Telerate System (“Telerate”), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

“LIBOR Rate Loan” means any portion of the principal amount of the Equity Note with respect to which the applicable rate of interest is determined by reference to the LIBOR Rate.

“LIBOR Reserve Percentage” means the reserve requirement, including any supplemental and emergency reserves (expressed as a percentage), applicable to member banks of the Federal Reserve System in respect of eurocurrency liabilities under Regulation D of the Board of Governors of the Federal Reserve System or any substituted or amended reserve requirements applicable to member banks of the Federal Reserve System which are in effect as of the date hereof and taking into account any transitional requirements thereto becoming effective during the term of the Equity Note.

“Limited Partner” means the Person specified as the Limited Partner in Schedule A.

“Limited Partner Contribution Account” means a memorandum account established with respect to the Capital Contributions of the Limited Partner, and shalt be credited in the amount of $1,240,000 as the amount of the Contribution advanced pursuant to §2.2, and shall be debited with the amount of distributions to the Limited Partner pursuant to §3.5(b)(i).

“Minimum Gain” is defined in §3.6.

“Net Cash Flow” has the meaning set forth in §3.5.

“Overdue Rate” is defined in Section 7 of the Equity Note.

“Participation Agreement” means that certain Participation Agreement dated of even date herewith among the Partnership, ADESA, the Lessees, the Credit Bank and the Issuer.

“Partners” means the General Partner and the Limited Partner.

“Partnership” is defined in §1.1.

“Partnership Interest” means a Partner’s entire interest in the Partnership, including the Partner’s share of the Partnership’s Profits and Losses and the right to receive distributions from the Partnership.

“Person” means any natural person, partnership, limited partnership, trust, estate, association, limited liability company or corporation.

“Profits and Losses” has the meaning set forth in §3.4(d).

“Reimbursement Agreement” means the Reimbursement Agreement dated as of the date hereof, between the Credit Bank and the Partnership, together with all amendments and supplements thereto.

“Reserves” shall mean, with respect to any fiscal year, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Partnership’s business.

“Treasury Regulations and Treas. Reg.” are defined in §4.4.

ARTICLE II

CAPITAL; LOANS BY PARTNERS

§2.1 Initial Capital Contribution. Except as provided in §2.2, within 30 days after the execution of this Agreement, the Partners shall .contribute to the capital of the Partnership, the money or property listed on Schedule A. If property has been contributed: (i) the amount of the contribution listed on Schedule A shall be the fair market value of such property as agreed by the Partners and, (ii) the property shall be described in a footnote or supplement to Schedule A. All Capital Contributions of the Partners shall be credited to the Partners’ Capital Accounts maintained by the Partnership, in accordance with §3.3. Except as provided herein with respect to Contribution Return, no interest shall be paid on Capital Contributions.

§2.2 Limited Partner Capital Contribution. In order to fulfill the Partnership’s obligation to fund the Contribution in accordance with Section 2.2(d) of the Participation Agreement, the Limited Partner shall, concurrently with the funding of the Loan, advance as its Capital Contribution, an amount equal to 100% of the Contribution on the Closing Date in accordance with the disbursement instructions set forth in the Funding Requisition. The Contribution so advanced by the Limited Partner shall be credited to the Limited Partner Contribution Account maintained in accordance with the definition of “Limited Partner Contribution Account” set forth in §1.8 above. The Partnership’s obligation to the Limited Partner with respect to all Contribution Return credited to the General Partner Contribution Account shall be satisfied by distributions made pursuant to §3.5 (a) below.

§2.3 Additional Capital Contributions. No Partner shall be required to make any additional Capital Contributions except as expressly provided herein. The Partnership may, with the prior written consent of all of the Partners, obtain additional capital from existing Partners on such terms as approved by all of the Partners.

§2.4 No Return of Capital. No Partner shall be personally liable for the return of the Capital Contributions of a Partner or any portion thereof, it being expressly understood that any such return shall be made solely from the Partnership’s assets.

§2.5 Loans from Partners. The General Partner may, from time to time, cause the Partnership to borrow money from the Partners on such commercially reasonable terms as shall be approved by such Partners. In making loans to the Partnership, a Partner shall be treated as a general creditor of the Partnership and not as a Partner.

ARTICLE III

FISCAL YEAR; ACCOUNTING; ALLOCATION

OF PROFITS AND LOSSES; DISTRIBUTIONS

§3.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

§3.2 Method of Accounting. The Partnership’s books shall be kept in such manner and by using such method of accounting as the General Partner may determine, and the General Partner may change accounting methods whenever the General Partner believes a change to be in the best interest of the Partnership.

§3.3 Maintenance of Capital Accounts. (a) A capital account (“Capital Account”) shall be maintained by the Partnership for each Partner in accordance with Treas. Reg. §1.7041(b)(2)(iv). The initial amount credited to the Capital Account of each Partner shall be the amount of such Partner’s initial contribution to the capital of the Partnership. The General Partner’s Capital Account shall be credited with the amount of all Contribution Advances made by the General Partner pursuant to §2.2 hereof. The Capital Account of each Partner shall also be (i) credited with the amount of any additional contributions made by such Partner, (ii) credited with the amount of any Profits and any other items of income or gain allocated to such Partner, (iii) debited by the amount of any Losses and any other items of loss or deduction allocated to such Partner, and (iv) debited with the amount of all actual and deemed distributions made to such Partner. Any contribution or distribution of property in kind shall be credited or debited, respectively, in an amount equal to the Carrying Value of such property, net of liabilities secured by such property that the Partnership or a Partner, respectively, is considered to assume under or take subject to Code Section 752. Upon adjustment to the adjusted tax basis of the Partnership property pursuant to Code Sections 732, 734 or 743, the Capital Accounts of the Partners shall be adjusted as provided in Treas. Reg. §1.704-1(b)(2)(iv)(m).

§3.4 Allocation of Profits and Losses.

(a) Profits shall be allocated to the Partners as follows:

(i) first, to those Partners who have deficit balances in their Adjusted Capital Accounts, pro rata in proportion to such deficit balances, until such deficit balances have been eliminated and the balances in their Adjusted Capital Accounts have been restored to zero;

(ii) second, to the General Partner until the General Partner has received an allocation of Profits pursuant to this clause equal to all distributions made in accordance with §3.5(a) for which no previous allocation has been made under this §3.4 (a)(ii);

(iii) thereafter, fifty percent (50%) to the General Partner and fifty percent (50%) to the Limited Partner.

(b) All Losses shall be allocated fifty percent (50%) to the General Partner and fifty percent (50%) to the Limited Partner.

(c) The special allocations set forth in §3.5 shall be made prior to the allocations under this §3.4.

(d) “Profits” and “Losses” shall mean an amount equal to the Partnership’s taxable income or loss, respectively, for any period from all sources, determined in accordance with Code Section 703(a), adjusted in the following manner: (i) the income of the Partnership that is exempt from federal income tax or not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as described in such Section pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(t) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss; (iii) in the event the Carrying Value of any Partnership asset is adjusted pursuant to subsection (c)(ii) or (iii) of §3.6, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses; (iv) gain or loss resulting from the disposition of an asset shall be computed by reference to the Carrying Value of such asset; (v) a deduction for Depreciation shall be taken in lieu of the deduction for depreciation, amortization or cost recovery allowable for such fiscal year for federal income tax purposes; (vi) to the extent an adjustment under Code Section 734(b) is required by Treas. Reg. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest, the amount of such item shall be treated as an item. of gain or loss from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and (vii) any items that are specially allocated pursuant to §3.4(c) and §3.6 shall not be taken into account in computing Profits and Losses. “Depreciation” shall mean, for each fiscal year, an amount equal to the depreciation, amortization or cost recovery deduction allowable for such fiscal year for federal income tax purposes, unless the Carrying Value for an asset differs from the adjusted basis of such asset for federal income tax purposes, in which case Depreciation shall mean an amount that bears the same ratio to the beginning Carrying Value as the depreciation, amortization or cost recovery deduction for federal income tax purposes bears to the beginning adjusted tax basis, provided, however that if the adjusted basis of an asset is zero at the beginning of a fiscal year. Depreciation shall be determined by the General Partner by using any reasonable method.

§3.5 Distributions.

(a) The Limited Partner shall be entitled to receive a distribution on each Interest Payment Date equal to the Contribution Return then accrued and for which no previous distribution has been made. In the event that any distribution of Contribution Return shall not be paid when due under this §3.5(a), or within three Business Days thereafter, such unpaid distribution shall bear interest at the Overdue Rate from the date when due until paid.

(b) Except in connection with the liquidation of the Partnership, in which case all distributions shall be made in accordance with Article 7, distributions of Net Cash Flow shall be made to the Partners no less frequently than annually at times selected by the General Partner for each year in which the Partnership has positive Net Cash Flow. Any distributions made pursuant to this §3.5 (b) shall be made to the Partners as follows;

(i) first, to the Limited Partner until the balance of the Limited Partner Contribution Account is zero.

(ii) second, fifty percent (50%) to the General Partner and fifty percent (50%) to the Limited Partner.

(c) [Reserved]

(d) “Net Cash Flow” of the Partnership means, for any period, the gross amounts received by the Partnership from all sources during such period, less the following items during such period: (i) all operating expenses of the business, including management fees (if any), taxes, and insurance premiums, but excluding depreciation and amortization allowances, (ii) interest and principal payments on indebtedness of the Partnership (including loans by Partners in accordance with §2.4), (iii) proceeds from borrowing, (iv) additions to Reserves, (v) all cash expenditures for fixed asset additions, improvements and replacements, (vi) cash Capital Contributions, and (vii) amounts distributed pursuant to §3.5(a).

§3.6 Tax Provisions.

(a) Allocations Required by Treasury Regulations.

(i) (A) Subject to the exceptions set forth in Treas. Reg. §§1.7042(f)(2)-(5), if there is a net decrease in Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(g)(2). “Minimum Gain” shall have the meaning set forth in Treas. Reg. §§1.704-2(b)(2) and 1.704-2(d). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §§1.704-2(b)(2) and (f) and shall be interpreted consistently therewith.

(B) Subject to the exceptions set forth in Treas. Reg. §1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(3), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treas. Reg. §1.704-2(i)(5). This paragraph is intended to comply with the minimum gain chargeback requirement in Treas. Reg. §I.704-2(i)(4) and shall be interpreted consistently therewith. “Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each Partner Nonrecourse Debt, determined in accordance with Treas. Reg. § 1.704-2(i). “Partner Nonrecourse Debt” shall have the meaning set forth in Treas. Reg. §l.704-2(b)(4) for “partner nonrecourse debt.”

(ii) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in that Partner’s Adjusted Capital Account Balance as quickly as possible. This paragraph is intended to constitute a “qualified income offset” within the meaning of Treas. Reg. §1.7041(b)(2)(ii)(d) and shall be interpreted consistently therewith. “Adjusted Capital Account Balance” means the balance in the Capital Account of a Partner as of the end of the relevant fiscal year of the Partnership, after giving effect to the following: (a) credit to such Capital Account any amounts the Partner is obligated to restore, pursuant to the terms of this Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), and (b) debit to such capital account the items described in Treas. Reg. §§1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(iii) “Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(1). The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined according to the provisions of Treas. Reg. §1.704-2(c). “Nonrecourse Liability” shall have the meaning set forth in Treas. Reg. §1.704-2(b)(3).

(iv) Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i). “Partners Nonrecourse Deductions” shall have the meaning set forth in Treas. Reg. §1.704-2(i)(2) for “partner nonrecourse deductions. “ For any Partnership taxable year, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt equals the net increase during the year, if any, in the amount of Partner Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.

(v) The allocation set forth in this subsection (a) are intended to comply with certain requirements of Treasury Regulations promulgated under Code section 704. Such allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction to each Partner so that, to the extent possible, and to the extent permitted by Treasury Regulations, the net amount of such allocations of other Profits, Losses, and other, items and such allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if such allocations had not been made.

(b) Rules of Application.

(i) Profits and Losses and other items of income, gain, loss and deduction shall be allocated to the Partners in accordance with the portion of the year during which the Partners have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the fiscal year of the Partnership, except that (A) gains and losses arising from the disposition of a sets shall be taken into account as of the date thereof, and (B) with the consent of the General Partner and all affected parties, the preceding items may be allocated by using an “interim closing of the books” method.

(ii) In the event the Partnership is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Partner (whether such interest is currently deducted, capitalized or amortized), such deduction shall be allocated solely to such Partner.

(iii) To the extent any payments in the nature of fees paid to a Partner are finally determined to be distributions to a Partner for federal income tax purposes, there will be a gross income allocation to such Partner in the amount of such distribution.

(iv) Losses shall not be allocated to any Partner to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Partner continues to have a positive Adjusted Capital Account Balance; in such event Losses shall first be allocated to Partners with positive Adjusted Capital Account Balances in proportion to such balances, until their positive Adjusted Capital Account Balances have been reduced to zero. To the extent that any Losses are allocated pursuant to this paragraph, Profits shall thereafter be allocated in reverse order of such allocations of Losses to the extent of such Losses.

(v) The allocation of Profits and Losses to any Partner shall be deemed to be an allocation to that Partner of the same proportionate part of each separate item of taxable income, gain, loss, deduction or credit that comprises such Profits and Losses.

(c) Rules Concerning Calculations of Profits and Losses and Code Section 704(c) Tax Allocation

(i) For purposes of computing Profits and Losses, “Carrying Value” shall mean (A) with respect to contributed property, the agreed value of such property reduced (but not below zero) by Depreciation, (B) with respect to property the book value of which is adjusted pursuant to Treas. Reg. §§1.704-1(b)(2)(iv)(d), (e) or (f), the amount determined pursuant to subsection (c)(ii) or (iii), and (C) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

(ii) Upon the “liquidation” of the Partnership within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g), the Carrying Value of Partnership property shall be adjusted to its fair market value, as determined by the General Partner. The Carrying Value of the Partnership property may be adjusted to its fair market value, as determined by the General Partner, upon the occurrence of either of the following events:

(A) The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; or

(B) The distribution by the Partnership to a Partner of more than a de minimis amount of property or money in consideration for an interest in the Partnership.

A revaluation of the Partnership property referred to in the two immediately preceding sentences shall be made in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(f) based on the fair market value of the Partnership properties, as determined by the General Partner using such reasonable methods of valuation as it adopts.

(iii) Immediately prior to the distribution of any Partnership property, the Carrying Value of such distributed property shall be adjusted to its fair market value, as determined by the General Partner.

(iv) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss and deduction with respect to any contributed property shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its agreed value, pursuant to any method permitted by the regulations and chosen by the General Partner.

(v) In the event the Carrying Value of any Partnership asset is adjusted as described in paragraph (ii) or (iii) above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the regulations thereunder.

(vi) A transferee of a Partnership Interest will succeed to the Capital Account relating to the Partnership Interest transferred; provided, however, that if the transfer causes a termination of the Partnership under Code Section 708(b)(1)(B), the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the Partnership Interest) and recontributed by such Partners and transferees in reconstitution of the Partnership. The capital accounts of such constituted the Partnership shall be maintained in accordance with the principles set forth herein.

ARTICLE IV

GENERAL PARTNER; RIGHTS AND POWERS OF GENERAL PARTNER

§4.1 Management. The General Partner shall direct, manage and control the business of the Partnership. Except as required by this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the business, affairs, and properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business. The General Partner shall be under a fiduciary duty to contact and manage the affairs of the Partnership in a prudent, businesslike and lawful manner and shall devote such part of its time to the affairs of the Partnership as shall be deemed necessary and appropriate to pursue the business and carry out the purposes of the Partnership as contemplated in this Agreement; provided, however, that it is expressly understood and agreed that the General Partner shall not be required to devote its entire time or attention to the business of the Partnership. The General Partner shall use its best efforts and exercise good faith in all activities related to the business of the Partnership.

Unless authorized to do so by this Agreement or the General Partner of the Partnership, no attorney-in-fact, employee, or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No other Partner shall have any power or authority to bind the Partnership unless the Partner has been authorized by the General Partner to act as an agent of the Partnership, in accordance with the previous sentence.

§4.2 Election of General Partner. Realty Facility Holdings Corporation shall serve as the General Partner of the Partnership until its bankruptcy, liquidation, dissolution or other cessation of existence. In the event that Realty Facility Holdings Corporation shall become unable to serve as the General Partner, then the Partnership shall be dissolved and liquidated pursuant to Article 7.

§4.3 Limitations on Power of General Partner. Notwithstanding any other provision of this Agreement, the General Partner shall not have the authority to take the following actions on behalf of the Partnership, unless the prior written consent of all of the Partners is obtained;

(a) Change the nature of the business or purpose of the Partnership;

(b) Admit Persons as additional Partners;

(c) Do any act that would make it impossible to carry on the ordinary business of the Partnership;

(d) Deposit any Partnership funds in any bank, savings and loan or other financial institution whose accounts are not insured by the Federal Deposit Insurance Corporation;

(e) Confess a judgment against the Partnership;

(f) Act as an endorser, guarantor or surety on any obligation; or

(g) Execute or deliver any assignment for the benefit of creditors.

§4.4 Tax Elections. The General Partner shall have the exclusive right to make and determine, in its sole discretion, all options and elections with respect to the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Treasury Regulations (“Treasury Regulations” or “Treas. Reg. “) issued thereunder. As an example of, but not in limitation of, the general authority conferred by the preceding sentence, the General Partner shall determine whether and when to make or revoke the election under Code Section 754. The General Partner shall be the “tax matters partner” (as defined in Code Section 6231) who will be authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, and to expend the Partnership funds for professional services and costs associated therewith. The tax matters partner shall provide all notices and perform all acts required of a tax matters partner under Subchapter C of Chapter 63 of the Code. Notwithstanding the above, the tax matters partner shall not have the authority to agree on behalf of any Partner to an extension of time for assessment under Code Section 6501(c)(4) or 6229(b)(1)(B).

§4.5 Outside Ventures. The General Partner and other Partners may engage in or possess an interest in any other business venture of any type or description, independently or with others (including, without limitation, any venture which may be competitive with the business being conducted by the Partnership), and neither the Partnership nor any Partner will, by virtue of this Agreement, have any right, title or interest in or to such outside venture or the income or other benefits derived therefrom.

§4.6 Reimbursement of Expenses. The Partnership shall reimburse the General Partner for all out-of-pocket costs and expenses incurred by the General Partner or the General Partner’s Affiliates in connection with the formation, organization and management of the Partnership.

§4.7 Dealing With Affiliates. The General Partner, on behalf of the Partnership, may employ or remain in any capacity itself, any of its Affiliates, any Partner or any Affiliate of a Partner so long as the terms upon which such Person is employed or retained are commercially reasonable under the circumstances and comparable to those terms which could be obtained from an independent person for comparable services in the area where the Land is located or the Partnership has its principal office.

§4.8 Indemnification. The Partnership shall provide indemnification and make advances for expenses in accordance with the following:

(a) The Partnership shall indemnify any current or former General Partner of the Partnership, or any director, officer, manager, employee or agent thereof, or any Person who is or has served at the request of the Partnership as a director, officer, manager or trustee of another corporation, limited liability company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Partnership, to which such Person was, is or is threatened to be made a party by reason of the fact that the Person is or was such General Partner, director, officer, manager or trustee, provided it is determined in the manner set forth in paragraph (c) of this §4.8 that such Person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Partnership and that, with respect to any criminal action or proceeding, the Person had no reasonable cause to believe his, her or its conduct was unlawful.

(b) In the case of any threatened, pending or completed action or suit by or in the right of the Partnership, the Partnership shall indemnify each Person indicated in paragraph (a) of this §4.8 against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement thereof, provided it is determined in the manner set forth in paragraph (c) of this §4.8 that such Person acted in good faith and in a manner that Person reasonably believed to be in or not opposed to the best interests of the Partnership except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such Person’s duty to the Partnership unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

(c) The determinations referred to in paragraphs (a) and (b) of this §4.8 shall be made (1) by the General Partner if the General Partner was not and is not party to or threatened with any such action, suit or proceeding, (2) in a written opinion by independent legal counsel other than an attorney or a firm having associated with an attorney who has been retained by or who has performed services for the Partnership or any person to be indemnified within the past five years, (3) by the Partners who were not and are not parties to or threatened with any such action, suit or proceeding or (4) by the court in which such action. suit or proceeding was brought.

(d) Expenses, including attorneys’ fees, incurred by a General Partner in defending any action, suit or proceeding referred to in paragraphs (a) and (b) of this §4.8, shall be paid by the Partnership as they are inclined, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the General Partner in which the General Partner agrees to do both of the following; (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the General Partner’s action or failure to act involved an act or omission undertake with deliberate intent to cause injury to the Partnership or undertaken with reckless disregard for the best interests of the Partnership; and (ii) reasonably cooperate with the Partnership concerning the action, suit or proceeding.

(e) Expenses, including attorneys’ fees, incurred by an officer or trustee in defending any action, suit or proceeding referred to in paragraphs (a) and (b) of his §4.8 may be paid by the Partnership as they are incurred, in advance of the final disposition of such action, suit or proceeding as authorized by the General Partner in the specific case upon receipt of an undertaking by or on behalf of the officer or trustee to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the Partnership and such person agrees to reasonably cooperate with the Partnership concerning the action, suit or proceeding.

(f) The indemnification provided by this §4.8 shall not be deemed exclusive (i) of any other rights to which those seeking indemnification may be entitled under the Certificate, any bylaws of the Partnership, any agreement, any insurance purchased by the Partnership, or the vote of the disinterested General Partner or disinterested Partners or otherwise, or (ii) of the power of the Partnership to indemnify any person who is or was an employee or agent of the Partnership or of another corporation, joint venture, trust or other enterprise which such person is serving or has served at the request of the Partnership, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a General Partner, officer or trustee. As used in this paragraph (f), references to the “Partnership” include all constituent partnerships, corporations or other entities in a consolidation or merger in which the Partnership or a predecessor to the Partnership by consolidation or merger was involved. The indemnification provided by this §4.8 shall continue as to a person who has ceased to be a General Partner, officer or trustee and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE V

LIMITED PARTNERS; RIGHTS OF AND

LIMITATIONS ON LIMITED PARTNERS

§5.1 Limited Partners. The Limited Partners of the Partnership shall be those Partners identified as such on Schedule A, as such Schedule shall be amended from time to time. A General Partner may also be a Limited Partner. The names and addresses of the Limited Farmers and the amount of their contribution to the capital of the Partnership is set forth in Schedule A.

§5.2 Additional Limited Partners. The General Partner may admit additional Limited Partners to the Partnership as provided in this Agreement. The transferee of the interest in the Partnership of an existing Limited Partner shall not become a Limited Partner until admitted as a substituted Limited Partner pursuant to §6.4.

§5.3 Voting. Except as otherwise provided in this Agreement or the Act, all matters submitted to the Partners for their approval shall require the unanimous consent of the Partners.

§5.4 Limitations on Limited Partners. No Limited Partner shall have the right:

(a) To take part in the control of the Partnership business or to sign for or to bind the Partnership, such power being vested in the General Partner;

(b) To have its capital contribution repaid except to the extent provided in this Agreement;

(c) To require partition of Partnership property or to compel any sale or appraisement of Partnership assets or sale of a deceased Partner’s interest therein; or

(d) To sell or assign his interest in the Partnership or to constitute the vendee or assignee thereunder a substituted Limited Partner, except as provided in Article VII hereof.

ARTICLE VI

TRANSFER OF PARTNERSHIP INTERESTS

§6.1 Withdrawal. No Partner shall be permitted to resign or withdraw from the Partnership. No Partner shall have any right to have the fair value of its interest in the Partnership appraised and paid out upon the resignation or withdrawal of such Partner.

§6.2 Transfers. The Partnership shall not recognize any transfer of all or a portion of a Partner’s interest in the Partnership and any such attempted transfer shall be invalid and ineffective as to the Partnership and all Partners unless such transfer has been consented to in writing by all Partners.

§6.3 Assignments and Pledges. Notwithstanding the foregoing provisions of this Article 6, a Partner may assign, pledge or grant a security interest, lien or other encumbrance in or against all or a portion of its Partnership Interest to any person (“Assignee”) with the approval of the General Partner. Such approval of art assignment, pledge or granting of a security interest, lien or other encumbrance of all or any portion of a Partnership Interest by a Partner shall not constitute approval of any subsequent assignment, pledge or granting of a security interest, lien or other encumbrance or the approval of admission of the Assignee as a Partner in the Partnership.

§6.4 Admission of Transferee as Substituted Limited Partners. An Assignee of a Limited Partner’s Partnership interest shall not become a substituted Limited Partner unless and until the General Partner consents in writing to such substitution, which consent may be arbitrarily withheld. If the General Partner does not consent to the substitution of an assignee of a Limited Partner’s Partnership interest, the transferor Limited Partner shall not retain any rights of a limited partner under the Act. An assignee of a Limited Partner’s Partnership interest who is not admitted as a substituted Limited Partner under this section shall not be entitled to: (i) require any accounting of the Partnership’s transactions; (ii) inspect the Partnership’s books and records; (iii) require any information from the Partnership; or (iv) exercise any privilege or right of a Limited Partner which is not specifically granted to a non-substituted transferee of a limited partnership interest under the Act.

§6.5 Allocations and Distributions with Respect to Transferred Partnership Interests. If any transfer of an interest in the Partnership permitted by this Agreement occurs during a fiscal year (whether or not the assignee is admitted as a substituted Limited Partner), then all allocations of Profits and Losses attributable to the transferred Partnership interest for such year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such fiscal period, using any convention or method of allocation selected by the General Partner which is then permitted under Code Section 706 and the regulations promulgated thereunder. All distributions of Net Cash Flow made prior to the effective date of any such transfer shall be made to the transferor and any such distributions made after the effective date of such transfer shall be made to the transferee.

§6.6 Death or Bankruptcy of Partner. Upon the death or bankruptcy of an individual Partner or the bankruptcy, dissolution or other cessation to exist as a legal entity of a Partner not an individual, and after such time as the Partnership shall have received written notice thereof, the authorized representative of such individual or entity shall have all of the rights of a Partner for the purposes of effecting the orderly winding up and disposition of the affairs of such individual or entity.

ARTICLE VII

TERMINATION, DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

§7.1 Events of Dissolution. Upon unanimous written agreement of the Partners or any event described herein which causes dissolution and the failure of the Partners to elect to continue the Partnership, the Partnership shall be dissolved and liquidated in accordance with the provisions of this Article 7.

§7.2 Effect of Events of Dissolution. Upon an event of dissolution, the Partnership shall cease to carry on its business, except insofar as it may be necessary for the winding up of its business, but its separate existence shall continue until the activities set forth in §7.3 have been completed.

§7.3 Liquidation.

(a) Upon the dissolution of the Partnership, the then General Partner, or, if there be none, the Liquidating Trustee appointed pursuant to §7.4, shall proceed wind up the affairs of the Partnership.

(b) In the winding up of the affairs of the Partnership the General Partner or the Liquidating Trustee shall:

(i) Sell or otherwise liquidate all of the Partnership’s assets as promptly as possible (except to the extent the General Partner or Liquidating Trustee may determine to distribute any assets to the Partners in kind);

(ii) Discharge all liabilities of the Partnership, including liabilities to Partners who are creditors to the extent otherwise permitted by law, other than liabilities to Partners for distributions;

(iii) Establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Partnership; and

(iv) Distribute the remaining cash and assets of the Partnership to Partners in accordance with their positive Capital Accounts.

(c) For purposes of the liquidation of the Partnership’s assets, the discharge of its liabilities and the distributions of the remaining funds among the Partners as above described, the General Partner or Liquidating Trustee shall have the authority on behalf of the Partnership to sell, convey, exchange or otherwise transfer the assets of the Partnership for such consideration and upon such terms and conditions as the General Partner or Liquidating Trustee deems appropriate. The General Partner or Liquidating Trustee, in its sole discretion, may make distributions in kind to Partners. The General Partner or Liquidating Trustee shall have the authority to purchase any Partnership assets at the appraised fair market value. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities of the Partnership to creditors to enable the Partnership to minimize normal losses during a liquidation period

§7.4 Election of Liquidating Trustee. In the event there is no General Partner at the time of dissolution, the Limited Partners shall elect, by unanimous vote, one of their members or any other Person of their choice to act as liquidating trustee (“Liquidating Trustee”) in the liquidation of the partnership business in accordance with the provisions of this Article.

§7.5 Return of Contribution Nonrecourse to Other Partners. Except as provided by law, upon dissolution each Partner shall look solely to the assets of the Partnership for the return of Capital Contributions. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the Capital Contributions of one or more Partners, such Partner or Partners shall have no recourse against any other Partner,

§7.6 Restriction on Dissolution. Notwithstanding any of the provisions of this Agreement (including, without Limitation, the provisions of §7.1 through 7.5 hereof), prior to the time that the Letter of Credit is terminated and all Letter of Credit Liabilities have been satisfied, the Equity Note has been paid in full and no other monetary obligations of the Partnership to the Credit Bank under the Operative Documents remains outstanding, (a) no Partner shall apply to any court for, or otherwise seek the entry of, a decree of dissolution of the Partnership, (c) the occurrence of a Bankruptcy with respect to a Partner shall not cause such Partner to cease being a Partner of the Partnership, (d) the occurrence of a Bankruptcy with respect to a Partner, or the dissolution of a Partner, shall not cause a dissolution or termination of the Partnership, (e) the death, retirement, resignation or expulsion of a Partner shall not cause a dissolution or termination of the Partnership, (f) the Partnership shall continue its existence, and shall not dissolve, for so long as at least one of the General Partners remains solvent, and (g) to the maximum extent permitted by law, dissolution of the Partnership shall not occur. Notwithstanding any other provision of this Agreement, during the time the Loan or any other monetary obligations of Partnership under the Operative Documents remains outstanding, if there is a dissolution of (or other termination event with respect to) the Partnership, the vote of Partners holding at least 50% of the outstanding partnership interests in the Partnership shall be sufficient to continue the existence of the Partnership; provided, however, if the required vote of the Partners is not obtained, the Partnership shall not liquidate or otherwise sell or dispose of the Properties without the prior written consent of the Credit Bank, and the Credit Bank may continue to exercise all of its rights under the Equity Note and the Operative Documents and shall retain its rights in and to the collateral securing the Letter of Credit Liabilities and the Equity Note until the Letter of Credit has been terminated, all Letter of Credit Liabilities have been satisfied and all other monetary obligations of the Partnership to the Credit Bank under the Operative Documents, the Equity Note and the Equity Pledge Agreement have been repaid in full.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

§8.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed, if sent by facsimile, with receipt confirmed by telephone, or if sent by registered or certified mail, postage and charges prepaid, addressed to the Partner’s or the Partnership’s address, as appropriate, as set forth in this Agreement or as notified by such Partner or the General Partner. Except as otherwise provided herein, any such notice shall be deemed to be given five (5) business days after the date on which the same was duly mailed, if sent by registered or certified mail, or on the date of receipt, if personally delivered or transmitted to the telephone number supplied to the Partnership as the Partner’s facsimile number by the Partner to whom the notice is sent, with receipt confirmed by telephone.

§8.2 Waiver of Notice. When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Partner entitled to such notice, whether before, at, or after the Partner is entitled to such notice, and whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

§8.3 Lists of Partners. A written list showing the names, in alphabetical order, and last known addresses of, and information regarding the Adjusted Capital Account Balance of all Partners and the name and last known address of the Partners shall be maintained by the Partnership at its principal office.

§8.4 Application of Ohio Law. This Agreement and its application and interpretation shall be governed exclusively by its terms and by the laws of the State of Ohio.

§8.5 Waiver of Action for Partition. Each Partner irrevocably waives during the term of existence of the Partnership any right that such Partner may have to maintain any action for partition with respect to the property of the Partnership.

§8.6 Amendments. This Agreement may not be amended in whole or in part except by a written instrument signed by all of the Partners.

§8.7 Execution of Additional Instruments. Each Partner shall execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations or to carry out the purposes of this Agreement.

§8.8 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

§8.9 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions hereof.

§8.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

§8.11 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or Otherwise.

§8.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder or this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

§8.13 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have entered into this Agreement and have hereunto set their hands to multiple copies hereof to be effective as provided in §1.2.

General Partner:

REALTY FACILITY HOLDINGS I, L.L.C.

By:	/s/ Robert F. Gage
Robert F. Gage, President

Limited Partner:

REALTY FACILITY INVESTMENTS, L.L.C.

By:	/s/ Robert F. Gage
Robert F. Gage, President

SCHEDULE A

Address of Principal

Office of the

Partnership

c/o Andrew Service Corporation

Suite 1300

41 South High Street

Columbus, Ohio 43215

Attn: Robert F. Gage

Facsimile No.: (614) 365-2499

Telephone No.: (614) 365-2766

Name and Address of Registered Agent of

the Partnership for Service

of Process

Andrew Service Corporation

Suite 1300

41 South High Street

Columbus, Ohio 43215

Attn: Robert F. Gage

Facsimile No.: (614) 365-2499

Telephone No.: (614) 365-2766

Address of Office of the Partnership

in the State of Ohio

same as principal office

Name and Business Address of General Partner	Capital Contribution
Realty Facility Holdings I, L.L.C. (same address as principal office of the Partnership)	$100

Name and Business Address of Limited Partner	Capital Contribution
Realty Facility Investments, L.L.C. (same address as principal office of the Partnership)	$877,515.46

EXHIBIT B

Form of Amendment to Partnership Agreement

[to follow]

AMENDMENT No. 1 to

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(Asset Holdings III, L.P., an Ohio limited partnership)

This Amendment No. I to First Amended and Restated Agreement of Limited Partnership (this “Agreement”) is made and entered into as of June 30, 2003 by and among ADESA CORPORATION, an Ohio corporation (“ADESA”) as the general partner, and REALTY FACILITY INVESTMENTS, L.L.C., an Ohio limited liability company (“RFI”), as the limited partner.

BACKGROUND INFORMATION

A. Asset Holdings III, L.P. (the “Partnership”) is an Ohio limited partnership that prior to the date hereof has operated pursuant to a First Amended and Restated Agreement of Limited Partnership dated as of March 31, 2000 (the “Partnership Agreement”) between the two partners of the Partnership, Realty Facility Holdings I, LLC, an Ohio limited liability company (“RFI”), the general partner and RFI, the limited partner. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

B. The Partnership holds title to certain real properties located in Framingham, Massachusetts, Knoxville, Tennessee and Charlotte, North Carolina (collectively, the “Property”). The Partnership has leased the Property to ADESA.

C. Pursuant to Agreement for Assignment of Partnership Interest of even date herewith among ADESA, RFI and RFI (the “Assignment Agreement”) inter alia RFI, has assigned 100% of its partnership interest as general partner of the Partnership (the “Assigned Partnership Interest”) to RFI, ADESA was admitted as a general Partner in the Partnership, and RFI withdrew as a Partner; and

D. RFI has entered into the Assignment Agreement on the condition that ADESA. simultaneously enter into this Agreement, which ADESA is willing to do in order to induce RFI to execute the Assignment Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing Background Information and as follows:

§ 1. Payment of Taxes. The Partnership Agreement is amended to incorporate the following provisions:

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§ 1.1 Tax Indemnification.

(a) The following initially capitalized terms used in this Amendment and in the Partnership Agreement shall have the meanings ascribed to them below:

(i)	“After-Tax Basis” means, with respect to any payment to be received by an Indemnitee, the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any Tax credits, refunds, deductions or reductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the Indemnitee is being indemnified) actually imposed currently on the Indemnitee by any governmental authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received. For the purposes of this definition, it shall be assumed that federal, state and local Taxes are payable at the actual income tax rate or rates (taking into account where applicable the deductibility of state and local taxes for federal income tax purposes) applicable to the Indemnitee.

(ii)	“Indemnitee” means RFI, and its members, officers and managers.

(iii)	“Taxes” means any and all taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes and all recapture and other payments in connection with any agreement relating to tax abatements granted in connection with the Property), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or possession) and any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality or court, or any political subdivision thereof, together with any penalties, fines or interest thereon or additions thereto.

(b) ADESA hereby agrees to pay on an After-Tax Basis, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After-Tax Basis, from and against any and all Taxes that may be imposed on, incurred by or asserted against such Indemnitee by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to the Partnership, the business and other activity of the Partnership, the Property of the Partnership, RFI’s acquisition, disposition or ownership of the Assignment Interest, and without regard to whether such Taxes relate to fiscal years or periods of the Partnership preceding, or commencing on and following the date hereof, including any such Taxes imposed on such Indemnitee as a result of the sale, transfer and assignment of the Assignment Interest to RFI under the Assignment Agreement; provided that each Indemnitee that has received cash distributions from the Partnership with respect to such Taxes (excluding, however, any amounts that such Indemnitee shall at any time be required to repay to the Partnership, any creditor of the Partnership, any court or representative of the Partnership as debtor in any insolvency proceedings, or any other third party that at any time claims the same) shall credit the amount of such cash distributions so made against the amounts payable by ADESA under this paragraph.

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(c) Should any Indemnitee learn of, or receive a written claim from any taxing authority which asserts liability for, any Taxes against the Indemnitee that are subject to the indemnity provided by this §1.2, the Indemnitee shall promptly notify ADESA and, provided ADESA shall confirm its indemnity obligations in writing, the Indemnitee shall provide ADESA such opportunity to contest any such claim or liability as may be available to the Indemnitee with counsel selected by ADESA and reasonably acceptable to the Indemnitee, all at ADESA’s expense. If for any reason ADESA either fails to confirm its indemnity obligations and/or fails to contest any such claim, the Indemnitee may undertake such contest, in which event the fees and expenses of counsel to the Indemnitee shall be included in the amounts due from ADESA; provided however, that in the event ADESA fails to so confirm or contest, the Indemnitee shall be under no obligation to contest any such claim and no action or inaction of the Indemnitee (other than its failure to provide notice of a claim to ADESA prior to expiration of the time within which such claim may be contested) shall relieve ADESA of its indemnity obligations hereunder.

§ 1.2 Distributions for payment of Taxes. The Partnership shall make (and ADESA agrees to contribute or lend to the Partnership sufficient monies to finance such distributions) a distribution to each Partner (provided that any Partner may, as to itself, waive receipt of such distribution), in the amount of the actual marginal corporate income tax rates applicable to the Partner for each period in question multiplied by the amount of income allocated to such Partner for the Partnership’s tax years ending after the date hereof. The Partnership shall provide Partnership returns and related K-1’s to each Partner for each such tax year or fiscal period not later than 75 days following the completion thereof, and shall simultaneously make the distribution in amount computed as aforesaid. The Partnership shall also make (and ADESA shall contribute or lend to the Partnership sufficient monies to finance such distributions) a cash distribution to each Partner in an amount equal to all other Taxes payable by the Partner on account of its interest in the Partnership, including, without limitation, all Taxes imposed on the Property of the Partnership or on any Partner as the result of the Partnership’s business, income, gross receipts or otherwise. The amount of such distributions shall not include interest or penalties unless incurred by the failure of the Partnership or ADESA to timely perform their obligations hereunder. Provided such distributions are so made, each Partner agrees to file its income tax returns for such periods consistently with the K-1’s issued by the Partnership for such periods.

§ 1.3 Payment of State and Local Taxes. ADESA, as tax matters Partner (“TMP”), shall notify RFI of all Taxes (other than Federal income taxes) payable at any time by RFI with respect to the Partnership, the business of the Partnership or the partnership interest held by RFI in the Partnership not later than 30 days before any such, Tax first becomes due. ADESA, as TMP, not later than 30 days before any such Tax shall first become due, shall cause all tax returns related to any such Tax and required to be filed by RFI by any governmental authority, to be properly and completely prepared by a certified public accountant satisfactory to RFI, and. delivered to RFI for its review and approval, accompanied by payment of a cash distribution to RFI in an amount not less than the amount to become due on account of such Tax. If RFI shall disagree with any aspect of any tax return as so prepared and delivered by ADESA, RFT and

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ADESA shall cooperate in good faith to resolve any such disagreement, provided that if the parties are not able to resolve such disagreement prior to three business days before the due date of the related tax return, such tax return shall be prepared as required by RFI and the Partnership shall supplement the cash distribution previously made by any additional amount shown to be due on the tax return as revised by RFI.

§ 2. Capital Contributions. RFI shall have no obligation to make any contribution of’ cash or property of any kind to the Partnership or its capital. RFI shall have no obligation at any time (including, without limitation, upon the dissolution or winding up of the Partnership) to pay or refund any negative balance of RFI’s Capital Account as the same shall exist from time to time.

§ 3. General Indemnification. ADESA hereby unconditionally guarantees to RFI and each other Indemnitee the timely payment and performance of the obligations of the Partnership set forth in Section 4.8 (Indemnification) of the Partnership Agreement. ADESA may satisfy its obligations under this paragraph by making a contribution or loan to the Partnership of the amount necessary to finance the payment and performance of such obligations by the Partnership, and causing the Partnership to pay and perform such obligations directly.

§ 4. Expenses. The partnership Agreement is amended to provide that all fees, expenses and disbursements (including reasonable counsel fees) of RFI incurred from and after the date hereof in connection with the performance of its duties as a Partner or pursuant to the Partnership Agreement, including, without limitation, any consideration of any business or transaction considered or undertaken by the Partnership, shall he reimbursed by ADESA and the Partnership (and ADESA may contribute or lend to the Partnership the amount necessary to finance the Partnership’s payment of the same). In addition, the ADESA shall pay to RFI all costs and expenses (including reasonable counsel fees) incurred by RFI in connection with the enforcement by RFI of the obligations of ADESA, or the Partnership under this Agreement, the Partnership Agreement and the Facilitation Agreement.

§ 5. Dissolution by RFI. If ADESA or the Partnership shall at any time default (a) in the timely payment of any sums due and payable to RFI or any Indemnitee, or (b) in the timely performance of any obligations of ADESA or the Partnership to RFI or any Indemnitee under this Agreement or the Partnership Agreement, and any such default shall not be cured fully within 15 days after written notice in the case of any default in the payment of any sums so due and payable, or within 30 days after written notice in the case of any default in any obligation other than an obligation for the payment of money, RFI shall have the right, in addition and without prejudice to any other right or remedy which RFI may have in the circumstances, to declare a dissolution of the Partnership upon 15 days further written notice of such default, whereupon the Partnership shall be immediately dissolved under Section 7.1 of the Partnership Agreement notwithstanding any other provision of the Partnership Agreement, and in such case . RFI shall be entitled to be paid all amounts then due and payable to RFI and any Indemnitee prior to any distributions of any other amounts under Article VII of the Partnership Agreement.

§ 6. Ratification. The terms and provisions of the Partnership Agreement, as amended hereby, are hereby fully ratified and confirmed.

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§ 7. Representations and Warranties

(a) ADESA hereby represents and warrants to RFI that (a) ADESA is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, (b) the execution, delivery and performance of the Partnership Agreement as modified by this Agreement, and each other agreement, instrument and document executed and delivered by it in connection with or as contemplated by this Agreement (collectively, the “ADESA Agreements”), to which it is or will be a party (i) are within ADESA’s power, (ii) have been duly authorized by all necessary action on its part, (iii) do not require or will not require any approval of (which approval has not been obtained) the shareholders or members of, or approval or consent of any trustee or holders of any indebtedness or obligations of ADESA, (iv) will not violate (A) any provision of any applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any governmental authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction or (B) any order of any governmental authority and (v) does not or will not contravene or result in any breach of or constitute any default under its organizational documents, or result in the creation of any lien or encumbrance upon the Property, (c) each ADESA Agreement to which it is or hereafter becomes a party has been or when executed and delivered by ADESA will be duly executed and delivered by it and constitutes and will constitute a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, and (d) there are no actions, proceedings, claims, suits, investigations, inquiries or similar actions pending, or to the knowledge of ADESA, threatened, against ADESA before any governmental authority or arbitral tribunal that questions the validity or enforceability of any ADESA Agreement or that would adversely affect ADESA’s ability to perform its obligations under any ADESA Agreement.

(b) RFI hereby represents and warrants to ADESA that (a) RFI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, (b) the execution, delivery and performance of This Agreement, the Partnership Agreement and the Assignment Agreement, and each other agreement, instrument and document executed and delivered by it in connection with or as contemplated by this Agreement (collectively, the “RFI Agreements”), to which it is or will be a party (i) are within REI’s power, (ii) have been duly authorized by all necessary action on its part, (iii) do not require or will not require any approval of (which approval has not been obtained) the shareholders or members of, or approval or consent of any trustee or holders of any indebtedness or obligations of RFI, (iv) will not violate (A) any provision of any applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any governmental authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction or (B) any order of any governmental authority and (v) does not or will not contravene or result in any breach of or constitute any default under its organizational documents, or result in the creation of any lien or encumbrance upon the Property, (c) each RFI Agreement to which it is or hereafter becomes a party has been or when executed and delivered by RFI will be duly executed and delivered by it and constitutes and will constitute a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, and (d) there are no actions, proceedings, claims, suits,

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investigations, inquiries or similar actions pending, or to the knowledge of RFI, threatened, against RFI before any governmental authority or arbitral tribunal that questions the validity or enforceability of any RFI Agreement or that would adversely affect RFI’s ability to perform its obligations under any RFI Agreement.

§ 8. General Provisions.

§ 8.1 This Agreement may not be modified except by an instrument in writing signed by the parties hereto, and supersedes all previous agreements, written or oral, if any, of the parries with regard to the subject matter hereof.

§ 8.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and assigns.

§ 8.3 In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

§ 8.4 No waiver of any of the provisions of this Agreement shall be deemed, nor shall the same constitute a waiver of any other provisions, whether or not similar nor shall any such waiver constitute a continuing waiver. No waiver shall be binding, unless executed, in writing, by the party making the waiver.

§ 8.5 All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) upon confirmation of facsimile, (b) one business day following the date sent when sent by overnight delivery or (c) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to ADESA:

On or Prior to March 31, 2004:
ADESA Corporation 310 East 96th Street, Ste. 400 Indianapolis, Indiana 46240
Attention.: Controller Telecopy: 317-815-0500 Telephone: 317-815-1100

After March 31, 2004:
ADESA Corporation 13085 Hamilton Crossing Blvd. Cannel, IN 46032 Attention: Controller Telecopy: 317-815-0500 Telephone: 317-815-1100

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If to RFI:

C/o Andrew Service Corporation
Suite 1300
41 South High Street Columbus, Ohio 43215 Attention: Richard W. Rubenstein
Telecopy: 614-365-2499 Telephone: 614-365-2752

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

§ 8.6 The section headings in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement. As used in this Agreement, the masculine, feminine and neuter genders, and the singular and plural numbers shall be each deemed to include the other whenever the context so requires.

§ 8.7 This Agreement may be executed in several counterparts, each of which so executed and delivered shall be an original; but all such counterparts shall together constitute only one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADESA CORPORATION.		REALTY FACILITY INVESTMENTS, L.L.C.

By:	/s/ Paul J. Lips	By:	/s/ Robert F. Gage
Name:	Paul J. Lips	Name:	Robert F. Gage
Title:	Chief Financial Officer	Title:	President

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AMENDMENT No. 2 to

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

THIS AMENDMENT NO. 2 TO FIRST AMENDMENT AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (“Amendment No. 2”) is entered into as of June 28, 2004, by and between REALTY FACILITY INVESTMENTS, L.L.C., an Ohio limited liability company (“RFI”) and ADESA Inc. f/k/a/ ADESA CORPORATION (“ADESA) a Delaware Corporation, with offices at 13085 Hamilton Crossing Blvd., Suite 500, Carmel, Indiana 46032.

W I T N E S S E T H:

A. Asset Holdings III, L.P. (the “Partnership”) is an Ohio limited partnership.

B. RFI and ADESA have entered into that certain First Amended and Restated Agreement of Limited Partnership dated as of March 31, 2000, as amended on June 30, 2003 (the “Partnership Agreement”).

C. RFI and ADESA desire to amend Schedule A which is set forth in the Partnership Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1. The following paragraph shall be added to the Partnership Agreement:

§1.7 Ownership Percentages. The ownership percentages shall be set forth on Schedule A.”

2. Schedule A of the Partnership Agreement shall be replaced in its entirety to be and read as set forth on Schedule A attached hereto and made a part hereof.

3. General Provisions.

a. This Agreement may not be modified except by an instrument in writing signed by the parties hereto, and supersedes all previous agreements, written or oral, if any, of the parties with regard to the subject matter hereof.

b. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and assigns.

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c. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

d. No waiver of any of the provisions of this Agreement shall be deemed, not shall the same constitute a waiver of any other provisions, whether or not similar nor shall any such waiver constitute a continuing waiver. No waiver shall be binding, unless executed, in writing by the party making the waiver.

e. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) upon confirmation of facsimile, (b) one business day following the date send when sent by overnight delivery or (c) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to ADESA:

ADESA Inc.

13085 Hamilton Crossing Blvd., Ste. 500

Carmel, Indiana 46032

Attention: Controller

Telecopy: 317-249-4645

Telephone; 317-815-1100

If to RFI:

c/o Andrew Service Corporation

Suite 1300

41 South High Street

Columbus, Ohio 43215

Attention: Richard W. Rubenstein

Telecopy: 614-365-2499

Telephone: 614-365-2752

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

f. The section headings in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement. As used in this Agreement, the masculine, feminine and neuter genders, and the singular and plural numbers shall be each deemed to include the other whenever the context requires.

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g. This Agreement may be executed in several counterparts, each of which so executed and delivered shall be an original; but all such counterparts shall together constitute only one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ADESA Inc.		REALTY FACILITY INVESTMENTS, L.L.C.

By:	/s/ Cameron C. Hitchcock	By:	/s/ Barbara A. Kemptin
Name:	Cameron C. Hitchcock	Name:	Barbara A. Kemptin
Title:	Executive Vice President & Chief Financial Officer	Title:	Secretary

SCHEDULE A

Address of Principal

Office of the Partnership

c/o Andrew Service Corporation

Suite 1300

41 South High Street

Columbus, Ohio 43215

Attn: Richard W. Rubenstein

Facsimile No.: (614) 365-2499

Telephone No.: (614) 365-2752

Name and Address of Registered Agent of

the Partnership for Service of Process

Andrew Service Corporation

Suite 1300

41 South High Street

Columbus, Ohio 43215

Attn: Richard W. Rubenstein

Facsimile No.: (614) 365-2499

Telephone No.: (614) 365-2752

Address of Office of the Partnership

in the State of Ohio

same as principal office

Name and Business Address of General Partner	Capital Contribution	Ownership Percentage
ADESA, Inc. f/k/a ADESA Corporation 13085 Hamilton Crossing Blvd., Ste. 500 Cannel, Indiana 46032	$100	50%

Name and Business Address of Limited Partner	Capital Contribution	Ownership Percentage
Realty Facility Investments, L.L.C. c/o Andrew Service Corporation, Suite 1300 41 South High Street Columbus, Ohio 43215	$877,515.46	50%

AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF ASSET HOLDINGS III, L.P.

The Partners amend Article I of the Agreement as follows:

1.	Article I of the Agreement shall be amended by adding Section 1.8 and Section 1.9.

2.	Section 1.8. shall read as follows:

“Section 1.8. Certificate of Partnership Interest

(a) Recognition of Partner. The Company is entitled to recognize a person registered on its books as the owner of the specified percentage of partnership interest of the Company as having the exclusive right to receive distributions and .to vote notwithstanding any other person’s equitable or other claim to, or interest in, such partnership interest.

(b) Transfer of Partnership Interests. Partnership interests are transferable only on the books of the Company, subject to any transfer restrictions imposed by the Agreement. Partnership interests may be so transferred upon presentation of the certificate representing the partnership interests, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer.

(c) Certificates. Each Partner is entitled to a certificate signed (manually or in facsimile) by the Partners setting forth (i) the name of the Company and that it was organized under Ohio law, (ii) the name of the person to whom issued, and (iii) the percentage of partnership interest represented. The Partners shall prescribe the form of the certificate.

(d) Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Partners, the Partner in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his or its certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Partners may require, and shall give the Company a bond of indemnity in the amount and form which the Partners may prescribe.”

3.	Section 1.9. shall read as follows:

“Section 1.9. Partnership Interests Shall Be Securities. The Company hereby irrevocably elects that all partnership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation. Each certificate evidencing the partnership interests of the Company shall bear the following legend: “This certificate evidences an interest in Asset Holdings III, L.P. and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation.” This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.”

4.	Except as hereby amended, the Agreement is hereby ratified and confirmed in all other respects and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 13th day of June, 2007.

“GENERAL PARTNER” ADESA, INC.		“LIMITED PARTNER” ADESA CORPORATION, LLC

By:	/s/ James P. Hallett	By:	/s/ Paul J. Lips
	James P. Hallett		Paul J. Lips
	President & CEO		Manager